[PROSKAUER ROSE GOETZ & MENDELSOHN]
                           1585 Broadway
                      New York, New York  10036

                          (212) 969-3241



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

       Re:  Munsingwear, Inc.
            Amemdment No. 3 to Schedule 13D

Dear Commissioners:

       We hereby electronically transmit for filing Amendment No. 3 to
Schedule 13D for the above-mentioned company.

                               Respectfully submitted,




                               Robert K. Kane














                                  UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                    SCHEDULE 13D

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 3)

Munsingwear, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

62632010
(CUSIP Number)

Arnold M. Amster
767 Fifth Avenue
New York, New York 10153
(212) 664-4500
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

August 30, 1995
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is
the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box __

Check the following box if a fee is being paid with this statement __. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                         (continued on the following pages)

                                (Page 1 of 11 pages)

SCHEDULE 13D
CUSIP No. 62632010
Page 2 of 11

1     NAME OF REPORTING PERSONS
      Arnold M. Amster

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) __

            (b) __

3     SEC USE ONLY

4     SOURCE OF FUNDS*

      PF

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(D) OR 2(E) __

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States


NUMBER OF                 7     SOLE VOTING POWER
                                    50,000
SHARES
BENEFICIALLY              8     SHARED VOTING POWER
                                    187,000
OWNED BY
EACH                      9     SOLE DISPOSITIVE POWER
                                     50,000
REPORTING
PERSON WITH               10    SHARED DISPOSITIVE POWER
                                     187,000

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

          187,000

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*  __

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.23%

14    TYPE OF REPORTING PERSON*

         IN


SCHEDULE 13D
CUSIP No. 6232010
Page 3 of 11

1     NAME OF REPORTING PERSONS
      Peggy J. Amster

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) __

            (b) __

3     SEC USE ONLY

4     SOURCE OF FUNDS*
         PF

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(D) OR 2(E) __

6     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States

NUMBER OF          7      SOLE VOTING POWER
                             33,500
SHARES
BENEFICIALLY       8      SHARED VOTING POWER
                                0
OWNED BY
EACH               9      SOLE DISPOSITIVE POWER
                             33,500
REPORTING
PERSON WITH        10     SHARED DISPOSITIVE POWER
                                0

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

         33,500

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES* __

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.65%

14    TYPE OF REPORTING PERSON*

         IN

SCHEDULE 13D
CUSIP No. 62632010
Page 4 of 11

1     NAME OF REPORTING PERSONS
      Peggy J. Amster, as custodian for Wendy Amster

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) __

            (b) __

3     SEC USE ONLY

4     SOURCE OF FUNDS*
          PF

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(D) OR 2(E) __

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

NUMBER OF          7      SOLE VOTING POWER
                                0
SHARES
BENEFICIALLY       8      SHARED VOTING POWER
                               8,500
OWNED BY
EACH               9      SOLE DISPOSITIVE POWER
                                 0
REPORTING
PERSON WITH        10     SHARED DISPOSITIVE POWER
                               8,500

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

          8,500

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES* __

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .42%

14    TYPE OF REPORTING PERSON*

           IN

SCHEDULE 13D
CUSIP No. 62632010
Page 5 of 11

1     NAME OF REPORTING PERSONS
      Robert M. Boyar

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) __

            (b) __

3     SEC USE ONLY

4     SOURCE OF FUNDS*

         PF

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(D) OR 2(E) __

6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

NUMBER OF          7      SOLE VOTING POWER

                              6,900
SHARES
BENEFICIALLY       8      SHARED VOTING POWER

                                 0
OWNED BY
EACH               9      SOLE DISPOSITIVE POWER

                               6,900
REPORTING
PERSON WITH        10     SHARED DISPOSITIVE POWER

                                 0

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

            6,900

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES* __

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         .31%

14    TYPE OF REPORTING PERSON*

          IN

SCHEDULE 13D
CUSIP No. 62632010
Page 6 of 11

1     NAME OF REPORTING PERSONS

      Trust for benefit of Peggy J. Amster

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) __

            (b)  __

3     SEC USE ONLY

4     SOURCE OF FUNDS*

          OO

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(D) OR 2(E) __


6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

NUMBER OF          7      SOLE VOTING POWER

                                  0
SHARES
BENEFICIALLY       8      SHARED VOTING POWER

                                2,500
OWNED BY
EACH               9      SOLE DISPOSITIVE POWER

                                   0
REPORTING
PERSON WITH        10     SHARED DISPOSITIVE POWER

                                  2,500

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

           2,500

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES* __

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         .12%

14    TYPE OF REPORTING PERSON*

          OO

SCHEDULE 13D
CUSIP No. 62632010
Page 7 of 11

1     NAME OF REPORTING PERSONS

      Trust for benefit of Linda Preuss

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) __

            (b) __

3     SEC USE ONLY

4     SOURCE OF FUNDS*

          OO

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(D) OR 2(E) __

6     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

NUMBER OF          7      SOLE VOTING POWER

                                  0
SHARES
BENEFICIALLY       8      SHARED VOTING POWER

                                 2,500
OWNED BY
EACH               9      SOLE DISPOSITIVE POWER

                                    0
REPORTING
PERSON WITH        10     SHARED DISPOSITIVE POWER

                                  2,500

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

            2,500

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES* __

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        .12%

14    TYPE OF REPORTING PERSON*

          OO

SCHEDULE 13D
CUSIP No. 62632010
Page 8 of 11

1     NAME OF REPORTING PERSONS

        Flex Holding Corp.

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) __

            (b) __

3     SEC USE ONLY

4     SOURCE OF FUNDS*

           WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(D) OR 2(E) __

6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

NUMBER OF          7      SOLE VOTING POWER

                               98,500
SHARES
BENEFICIALLY       8      SHARED VOTING POWER

                                  0
OWNED BY
EACH               9      SOLE DISPOSITIVE POWER

                                98,500
REPORTING
PERSON WITH        10     SHARED DISPOSITIVE POWER

                                   0

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

            98,500

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES* __

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.85%

14    TYPE OF REPORTING PERSON*

         CO

Item 3.      Source and Amount of Funds or Other Consideration

             The response to Item 3 is hereby amended by deleting the entire text thereof and inserting the following in lieu thereof.

             The source and amount of funds (excluding commissions) used by each of the Reporting Persons to acquire the shares of the Common Stock reported in Item 5 below was as follows:

Name                       Amount            Source of Funds
Arnold M. Amster         $377,500.06          personal funds*

Peggy J. Amster          $198,537.50          personal funds*

Peggy J. Amster,
  as custodian for
  Wendy Amster           $65,812.50           personal funds

Robert M. Boyar          $54,599.00           personal funds

Trust for the benefit
  of Peggy J. Amster     $18,062.50           trust funds

Trust for the benefit
  of Linda Preuss        $18,062.50           trust funds

Flex Holding Corp.       $786,100.00          working capital*

<F*>
____________________
*     The shares of Common Stock owned by Arnold M. Amster, Peggy
      J. Amster, and Flex Holding Corp. were purchased in their
      respective brokerage margin accounts on customary margin terms.
</F*>

Item 5.      Interest in Securities of the Issuer

      (a) The response to Item 5(a) is hereby amended by deleting the entire text thereof and inserting the following in lieu thereof.


             The ownership by the Reporting Persons of shares of Common Stock and the percentage of the outstanding shares of Common Stock represented thereby is as follows:


Name                 Number of Shares           Percentage

Arnold M. Amster        50,000 (1)               2.47% (1)

Peggy J. Amster         33,500 (2)               1.65% (2)

Peggy J. Amster,
  as custodian for
  Wendy Amster           8,500                    .42%

Robert M. Boyar          6,400                    .34%

Trust for the benefit
  of Peggy J. Amster     2,500                    .12%

Trust for the benefit
  of Linda Preuss        2,500                    .12%

Flex Holding Corp.      98,500                   4.85%

<F1>
(1) Excludes shares of Common Stock owned by the other Reporting Persons. Arnold M. Amster shares voting and dispositive power with respect to the shares of Common Stock owned by: Peggy
      J. Amster; Peggy J. Amster, as custodian for Wendy Amster; Trust for the benefit of Peggy J.
      Amster; Trust for the benefit of Linda Preuss; and Flex Holding Corp. Accordingly, Arnold M.
      Amster may be deemed to be the beneficial owner of all of the 187,000 shares owned by the
      Reporting Persons (other than Robert M. Boyar), representing 9.23% of the outstanding shares of
      Common Stock. Arnold M. Amster disclaims beneficial ownership of any of the shares of
      Common Stock owned by the other Reporting Persons.

<F2>
(2) Includes shares of Common Stock owned by Peggy J. Amster, as custodian for Wendy Amster, as to which shares Peggy J. Amster disclaims beneficial ownership.

      (c) The response to Item 5(c) is hereby amended by adding the following thereto.

             Set forth below is certain information concerning all transactions in the Common Stock in which the Reporting Persons have engaged during the past 60 days:



Name of                           Number                 Price
Reporting                           of     Bought/        Per
  Person               Date       Shares    Sold         Share
Arnold M. Amster     06/21/95     1,000     Bought       $7.875
                     07/18/95       200     Bought       $8.000
                     08/08/95       300     Bought       $9.000
                     08/22/95     1,000     Bought       $8.875
                     08/30/95     1,000     Bought       $9.250

Peggy J. Amster      07/27/95     1,000     Bought       $8.375
                     08/08/95       400     Bought       $9.000
                     08/30/95     1,000     Bought       $9.250
                     08/30/95     1,500     Bought       $9.375

Peggy J. Amster      07/20/95       500     Bought       $8.125
 Trust

Linda Preuss Trust   07/20/95       500     Bought       $8.125

Wendy Amster Trust   06/26/95     1,000     Bought       $7.875
                     07/12/95       500     Bought       $8.250
                     07/13/95     1,000     Bought       $8.125
                     07/18/95     1,000     Bought       $8.000

Flex Holding Corp.   06/21/95     1,000     Bought       $7.875
                     07/13/95     1,000     Bought       $8.125
                                  1,500     Bought       $8.125
                     07/27/95     2,000     Bought       $8.375
                     08/03/95     1,000     Bought       $8.875
                     08/15/95     1,000     Bought       $9.125
                     08/18/95     1,000     Bought       $9.250
                     08/22/95     1,000     Bought       $9.375
                     08/30/95     3,500     Bought       $9.375
                                    400     Bought       $9.375


All of such transactions were effected on the New York Stock
Exchange.

                                      Signature

      The undersigned, after reasonable inquiry and to the best of their knowledge and belief, certify that the information set forth in this statement is true, complete and correct.


August 31, 1995                           /s/ Arnold M. Amster

                                            Arnold M. Amster


                                            /s/ Peggy J. Amster*

                                            Peggy J. Amster


                                            /s/ Peggy J. Amster*

                                            Peggy J. Amster, as
                                            custodian for Wendy Amster


                                            /s/ Robert M. Boyar*

                                            Robert M. Boyar


                                            TRUST FOR THE BENEFIT
                                            OF
                                            PEGGY J. AMSTER


                                            By /s/ Arnold M. Amster
                                            Arnold M. Amster, Trustee


                                            TRUST FOR THE BENEFIT OF
                                            LINDA PREUSS


                                            By /s/ Arnold M. Amster
                                             Arnold M. Amster, Trustee


                                            FLEX HOLDING CORP.


                                            By /s/ Arnold M. Amster
                                             Arnold M. Amster,
                                               Chairman of the Board


                                            * By Arnold M. Amster
                                                 Attorney-in-fact


                                            /s/ Arnold M. Amster

                                            Arnold M. Amster